EXHIBIT 11

                  AMES DEPARTMENT STORES, INC. AND SUBSIDIARIES
         SCHEDULE OF COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                                   FOR THE THIRTEEN                    FOR THE TWENTY-SIX
                                                                      WEEKS ENDED                         WEEKS ENDED
                                                            --------------------------------      -----------------------------
                                                             AUGUST 4,           JULY 29,           AUGUST 4,         JULY, 29
                                                               2001                2000               2001               2000
                                                            ------------        ------------      -------------     ------------
Net loss..................................................   ($276,427)           ($22,111)         ($304,159)        ($51,196)
                                                            ============        ============      =============     ============
For Basic Earnings Per Share:
Weighted average number of common shares outstanding
     during the period....................................      29,408 (b)          29,404 (b)         29,401 (b)       29,365 (b)
                                                            ------------        ------------      -------------     ------------
Basic net loss per share..................................      ($9.40)             ($0.75)           ($10.35)          ($1.74)
                                                            ============        ============      =============     ============
For Diluted Earnings Per Share:
Weighted average number of common shares outstanding
     during the period....................................      29,408 (b)          29,404 (b)         29,401 (b)       29,365 (b)
Add common stock equivalent shares represented by:
     Series B Warrants....................................           0                   0                  0                6
     Options under the 1994 Management Stock Option
          Plan and 1998 Stock Incentive Plan..............         160                 329                295              285
     Options under the 1994 Non-Employee Director Stock
          Option Plan.....................................           0                  47                 17               49
     Options under the 2000 Store Manager Stock Option
          Plan............................................          42                  66                 76               33
                                                            ------------        ------------      -------------     ------------
Weighted average number of common and common
     equivalent shares....................................      29,408              29,404             29,401           29,365
                                                            ============        ============      =============     ============
Diluted net loss per share................................      ($9.40) (a)         ($0.75) (a)       ($10.35) (a)      ($1.74) (a)
                                                            ============        ============      =============     ============



(a) Common stock equivalents have not been included, because the effect would be anti-dilutive.

(b) The weighted average number of common shares outstanding is net of treasury stock.